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November 20, 1996


West TeleServices Corporation
9910 Maple Street
Omaha, Nebraska 68134


Ladies and Gentlemen:

We have acted as counsel for West TeleServices Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-1, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to an offering of up to 6,555,000 shares ("Shares") of the Company's common stock, par value $.01 per share, of which up to 855,000 shares are subject to a 30-day over-allotment option granted by the Company to the underwriters.

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and instruments relating to the Company as we have deemed relevant and necessary to the formation of the opinion hereinafter set forth. In such examination, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, the legal capacity of all persons executing such documents, the conformity to originals of all copies of documents submitted to us and the truth and correctness of any representations and warranties contained therein.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and when issued, sold and delivered as authorized, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading "Legal Matters" in the Prospectus.

Very truly yours,


/s/ Willkie Farr & Gallagher